UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2013

AS SEEN ON TV, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard

Clearwater, Florida 33768

(Address of principal executive offices) (Zip Code)

727.288.2738

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2013, As Seen On TV, Inc. (the “Company”) and Kevin Harrington, Company’s chairman of the board of directors, entered into an agreement to amend Mr. Harrington’s services agreement dated October 28, 2011, whereby Mr. Harrington shall continue to serve on the board of directors of the Company and:  (1) Mr. Harrington’s base annual compensation is reduced to $225,000; (2) Mr. Harrington’s duties under the agreement shall not require him to serve on the Company’s board of directors; and (3) certain compensatory benefits payable to Mr. Harrington upon termination for death or disability or termination without cause, for good reason or change of control (as defined under the agreement) have been eliminated.

In consideration for amending the services agreement, the Company and Mr. Harrington agreed to amend the licensing agreement dated February 8, 2012 by and between the Company and Mr. Harrington. Pursuant to the license agreement amendment, subject to the limitations provided under the services agreement, as amended, during the term of the services agreement Mr. Harrington shall license his name and likeness to the Company on a non-exclusive basis. Pursuant to the non-exclusive license, (1) the Company shall pay Mr. Harrington 10% of any adjusted gross receipts (as defined in the license agreement) received by the Company from its use of Mr. Harrington’s likeness or image and (2) if Mr. Harrington generates any revenues from a Pitch Tank® speaking engagement, he shall pay 10% of the adjusted gross receipts to the Company.

The foregoing summary of the terms and conditions of the services agreement, license agreement and amendments do not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents attached as Exhibits hereto, and which are hereby incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Services Agreement dated October 28, 2013 (1)
10.2	License Agreement dated February 8, 2012
10.3	Amendment to Services Agreement dated March 8, 2013
10.4	Amendment to License Agreement dated March 8, 2013

(1)

Previously filed on Form 8-K Current Report dated October 28, 2011 as filed on November 3, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AS SEEN ON TV, INC.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Chief Financial Officer

Date: March 14, 2013